Exhibit 99.1

Ohio Legacy Corp Announces First Quarter Results and Management Appointment

    WOOSTER, Ohio--(BUSINESS WIRE)--May 5, 2005--Ohio Legacy Corp (NASDAQ:OLCB) today reported net earnings for the three months ended March 31, 2005, of $115,000, or $0.05 per share, compared to $222,000, or $0.10 per share, during the first quarter of 2004. Total assets exceeded the $200 million level, ending the quarter at $200.5 million.
    The following key items summarize the Company's financial results during the first quarter of 2005:

    -- the Company did not recognize federal income tax expense in 2004 due to a valuation allowance on its deferred tax assets. The valuation allowance was removed at December 31, 2004, resulting in the recognition of federal income tax expense in 2005. Earnings before federal income taxes was $173,000 during the first quarter of 2005 compared to $222,000 in 2004;

    -- increases in the cost of funds outpaced improvement in the yield on interest-earning assets;

    -- approximately $46,000 of interest income was charged-off in 2005 on nonaccrual loans;

    --  the company incurred management succession costs of $41,000;

    -- a gain recorded on the sale of the Company's credit card portfolio totaled $10,000;

    -- the Company added a commercial lender and operations staff, resulting in an increase in personnel expenses;

    -- total assets grew $5.4 million, or 2.8%, driven by deposit growth of $5.8 million; and,

    -- net growth in the loan portfolio was a seasonally-strong $9.5 million, or 7.1%.

    Net Interest Income - During the three months ended March 31, 2005, net interest income grew to $1.5 million, compared to $1.2 million in the first quarter of 2004. Net interest income was negatively impacted by a $46,000 charge to interest income related to nonaccrual loans during the first quarter of 2005. Net interest margin increased to 3.28% in the first quarter of 2005 compared to 3.23% in 2004. Interest rate spread was 2.99% compared to 2.93% in the year-ago period. Excluding the impact of the interest charge-off, margin and spread in 2005 were 3.38% and 3.08%, respectively. The yield on assets fell to 5.50% during 2005 compared to 5.66% in 2004. Excluding the impact of the interest reversal, the yield on performing assets was 5.60%, an increase of 7 basis points from the linked quarter. The cost of funds increased 24 basis points during the quarter, primarily due to a higher volume of and an increasing rate paid on money market accounts.
    Noninterest Income - Noninterest income increased $38,000 during the first quarter of 2005 compared to the first quarter of 2004, primarily due to a higher number of deposit accounts serviced in 2005. The Company sold its credit card portfolio during the first quarter of 2005. Proceeds from the sale of the portfolio were approximately $257,000 and the gain on the sale was approximately $10,000.
    Noninterest Expense - Total noninterest expense increased to $1.4 million during 2005, a 36% increase from 2004, but flat compared to the fourth quarter of 2004. Salaries and benefits were higher in 2005 due to the addition of a branch in Wooster and the hiring of a commercial lender and operations personnel.
    Occupancy and equipment expenses increased with the addition of the Wooster Milltown banking office in August 2004. The Company expects occupancy and equipment expense to increase during 2005 with the construction of a banking location in North Canton, Ohio.
    Professional fees were higher in the first quarter of 2005 due to management succession costs, legal expenses related to the workout of the nonaccrual loans discussed below and consulting fees incurred to assist management with performing due diligence on information technology service contracts. Audit fees also increased in 2005 as a result of the Sarbanes-Oxley Act.
    Data processing expense increased during 2005 as a result of higher transaction volumes, more deposit and loan accounts and additional services offered to customers, including set-up costs for internet banking and online bill payment.
    Loans and Asset Quality - At March 31, 2005, the loan portfolio, net of the allowance for loan losses and deferred fees, totaled $141.5 million, an increase of $9.4 million from December 31, 2004. Approximately 88% of the loans originated during the quarter were underwritten as commercial credits. Loans secured by commercial real estate increased $8.5 million during the quarter, an increase of 23%. A decrease of $2.8 million in the construction loan portfolio was offset by a $2.8 million increase in loans secured by one-to-four family residential real estate. The weighted average rate on loans originated during the first quarter was 6.64%. This compares favorable to the 6.40% yield earned on average loans during the quarter, excluding the impact of the interest reversal.
    Nonperforming loans totaled $1.2 million at March 31, 2005, compared to $1.1 million at December 31, 2004. Loans are considered nonperforming if they are impaired or if they are in nonaccrual status. Most of the nonperforming loan balances were associated with two loans to one borrower, each secured by multifamily residential real estate. These loans totaled $723,000 at March 31, 2005. The properties securing these loans were sold and the notes refinanced to unrelated borrowers in April 2005 with no loss of principal. The allowance for loan losses totaled $1.3 million at March 31, 2005. Net charge-offs and the provision for loan losses totaled $12,000 and $92,000 during the quarter, respectively.
    Deposits - Total deposits increased $5.8 million, or 3.6% during the first quarter of 2005. Core deposit balances increased $3.6 million with demand deposit accounts decreasing $2.1 million and savings and money market accounts increasing $5.6 million. The Company has experienced a strong response to the competitive pricing of its money market product, as described above.
    Branch development - In March 2005, the Company's subsidiary, Ohio Legacy Bank, N.A., received approval from the Office of the Comptroller of the Currency to establish its fifth banking office, which will be located in North Canton, Ohio. Construction will commence in May 2005 and the office is expected to be in service during the fourth quarter of 2005.
    Management appointment - On April 28, 2005, the Company announced the appointment D. Michael Kramer to the position of Executive Vice President and Chief Operating Officer. Mr. Kramer was previously Executive Vice President of Integra Bank Corp, a $3.0 billion bank holding company based in Evansville, Indiana. Mr. Kramer will assume responsibilities of daily operations of the Bank.
    The Company's President and Chief Executive Officer, L. Dwight Douce commented, "We are excited that Mike Kramer has joined the Ohio Legacy Corp family. He brings with him nearly 25 years of banking experience. Mike will provide strong leadership and possesses a wealth of knowledge in strategic planning and organizational development. He will be an integral member of our executive management team and we look forward to this next step in the evolution of Ohio Legacy Corp." Mr. Douce will continue as the Company's President and Chief Executive Officer under a management succession plan that will transition Mr. Kramer into those roles within the next year.

    ANNUAL MEETING

    The 2005 Annual Meeting of Shareholders of Ohio Legacy Corp was held on April 28, 2005. At that meeting, shareholders voted on nominees for director of the Company. Messrs. Gregory A. Long and Robert F. Belden were reelected and Melvin J. Yoder was elected to replace Mr. Benjamin J. Mast, who retired from the board.

    ABOUT OHIO LEGACY CORP

    Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking offices in Canton, Millersburg and Wooster, Ohio.

    FORWARD-LOOKING STATEMENTS DISCLOSURE

    This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.


                           OHIO LEGACY CORP
                      CONSOLIDATED BALANCE SHEETS
              As of March 31, 2005 and December 31, 2004

                                             March 31,   December 31,
                                               2005          2004
                                           ------------- -------------
                                            (unaudited)
ASSETS
Cash and due from banks                    $  3,601,553  $  4,571,131
Federal funds sold and interest-bearing
 deposits in financial institutions           7,985,058    12,418,192
                                           ------------- -------------
  Cash and cash equivalents                  11,586,611    16,989,323
Certificate of deposit in financial
 institution                                    100,000             -
Securities available for sale                40,521,053    39,357,929
Securities held to maturity (fair value of
 $629,591)                                      646,484       647,981
Loans, net                                  141,460,600   132,084,072
Federal bank stock                            1,384,850     1,375,650
Premises and equipment, net                   2,261,819     2,269,068
Intangible asset                                611,841       669,174
Accrued interest receivable and other
 assets                                       1,902,334     1,658,860
                                           ------------- -------------

   Total assets                            $200,475,592  $195,052,057
                                           ============= =============

LIABILITIES
Deposits:
  Noninterest-bearing demand               $ 11,884,563  $ 11,914,867
  Interest-bearing demand                    11,264,788    13,262,252
  Savings and money market                   49,476,690    43,847,951
  Certificates of deposit, net               90,774,756    88,617,541
                                           ------------- -------------
   Total deposits                           163,400,797   157,642,611
Federal Home Loan Bank advances              14,923,671    15,295,144
Subordinated debentures                       3,325,000     3,325,000
Capital lease obligations                       966,529       968,712
Accrued interest payable and other
 liabilities                                    672,978       580,216
                                           ------------- -------------
   Total liabilities                        183,288,975   177,811,683

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000
 shares authorized, none outstanding                  -             -
Common stock, no par value, 5,000,000
 shares authorized, 2,135,020 and 2,121,220
 shares issued and outstanding at
 March 31, 2005, and December 31, 2004,
 respectively                                17,870,655    17,734,155
Accumulated deficit                            (167,585)     (282,585)
Accumulated other comprehensive loss           (516,453)     (211,196)
                                           ------------- -------------
   Total shareholders' equity                17,186,617    17,240,374
                                           ------------- -------------

     Total liabilities and shareholders'
      equity                               $200,475,592  $195,052,057
                                           ============= =============


                           OHIO LEGACY CORP
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          For the three months ended March 31, 2005 and 2004

                                           For the Three Months Ended
                                                    March 31,
                                               2005          2004
                                           ------------- -------------
Interest income:
 Loans, including fees                     $  2,118,411  $  1,805,449
 Securities                                     393,702       356,366
 Interest-bearing deposits, federal funds
  sold and other                                 80,467        25,933
                                           ------------- -------------
   Total interest income                      2,592,580     2,187,748

Interest expense:
 Deposits                                       846,178       739,035
 Federal Home Loan Bank advances                 90,886        88,934
 Subordinated debentures                         70,722        70,722
 Capital leases                                  37,852        38,164
                                           ------------- -------------

   Total interest expense                     1,045,638       936,855
                                           ------------- -------------

Net interest income                           1,546,942     1,250,893

Provision for loan losses                        92,046        85,000
                                           ------------- -------------

Net interest income after provision for
 loan losses                                  1,454,896     1,165,893

Noninterest income:
 Service charges and other fees                 126,237        87,932
 Gain on sales of securities available for
  sale, net                                           -        13,147
 Gain on sale of loans                            9,782             -
 Other income                                     5,477         2,286
                                           ------------- -------------
   Total noninterest income                     141,496       103,365

Noninterest expense:
 Salaries and benefits                          603,473       464,702
 Occupancy and equipment                        200,923       150,283
 Professional fees                              137,553        87,967
 Franchise tax                                   71,300        63,050
 Data processing                                162,275       100,925
 Marketing and advertising                       38,614        43,897
 Stationery and supplies                         31,698        17,418
 Intangible asset amortization                   57,333             -
 Other expenses                                 119,730       119,016
                                           ------------- -------------
   Total noninterest expense                  1,422,899     1,047,258
                                           ------------- -------------

Net earnings before income taxes                173,493       222,000
Income tax expense                               58,493             -
                                           ------------- -------------

Net earnings                               $    115,000  $    222,000

Basic earnings per share                   $       0.05  $       0.10
Diluted earnings per share                 $       0.05  $       0.10

Basic weighted average shares outstanding     2,122,833     2,118,750
Diluted weighted average shares
 outstanding                                  2,244,558     2,180,894


                           OHIO LEGACY CORP
                       QUARTERLY BALANCE SHEETS
                        (Dollars in thousands)

                       2005                     2004
                     --------- ---------------------------------------
                     March 31  Dec. 31   Sept. 30  June 30   March 31
                     --------- --------- --------- --------- ---------

Cash and cash
 equivalents         $ 11,587  $ 16,989  $ 14,756  $  6,760  $ 11,541
Securities             41,267    40,006    33,522    33,054    36,754
Loans, net of fees    142,805   133,348   130,745   129,405   117,463
Allowance for loan
 losses                (1,344)   (1,264)   (1,288)   (1,226)   (1,189)
Premises and
 equipment, net         2,262     2,269     2,170     1,935     1,988
Core deposit
 intangible               612       669       741         -         -
Other assets            3,287     3,035     2,593     2,603     2,293
                     --------- --------- --------- --------- ---------
  Total assets       $200,476  $195,052  $183,239  $172,531  $168,850
                     ========= ========= ========= ========= =========

Noninterest-bearing
 demand              $ 11,885  $ 11,915  $ 11,621  $  7,800  $  7,095
Interest-bearing
 demand                11,265    13,262    13,161    11,702     9,214
Savings and money
 market                49,477    43,848    38,941    38,987    38,443
Certificates of
 deposit               90,774    88,618    78,988    70,228    73,071
                     --------- --------- --------- --------- ---------
  Total deposits      163,401   157,643   142,711   128,717   127,823
Other borrowings       19,215    19,589    22,960    27,329    23,697
Other liabilities         673       580       701       685       777
                     --------- --------- --------- --------- ---------
  Total liabilities   183,289   177,812   166,372   156,731   152,297
Shareholders' equity   17,187    17,240    16,867    15,800    16,553
                     --------- --------- --------- --------- ---------
  Total liabilities
   and shareholders'
   equity            $200,476  $195,052  $183,239  $172,531  $168,850
                     ========= ========= ========= ========= =========

LOAN PORTFOLIO:
---------------
Residential real
 estate              $ 53,593  $ 50,728  $ 49,459  $ 48,449  $ 43,865
Commercial real
 estate                44,847    36,365    33,856    32,338    28,206
Consumer and home
 equity                12,586    12,250    12,127    11,677    11,286
Commercial             11,567    10,710    11,751    11,733    11,491
Construction           10,506    13,315    13,591    15,331    13,104
Multifamily
 residential            9,903    10,148    10,119    10,049     9,690
Net deferred loan
 fees                    (197)     (168)     (158)     (172)     (179)
                     --------- --------- --------- --------- ---------
  Loans              $142,805  $133,348  $130,745  $129,405  $117,463
                     ========= ========= ========= ========= =========

QUARTERLY AVERAGES:
-------------------
Fed funds sold and
 securities (1)      $ 55,041  $ 49,690  $ 40,794  $ 40,745  $ 43,815
Loans                 136,073   132,607   131,248   125,102   111,273
Total interest-
 earning assets       191,114   182,297   172,042   165,847   155,088
Total assets          198,487   190,032   178,296   172,672   161,396
Interest-bearing
 deposits             149,477   138,666   124,158   123,176   117,658
Other borrowings and
 leases                19,349    22,204    27,982    25,203    19,903
Total interest-
 bearing liabilities  168,826   160,870   152,140   148,379   137,561
Shareholders' equity   17,238    16,851    16,235    16,093    16,182

(1) Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions


                           OHIO LEGACY CORP
                  QUARTERLY STATEMENTS OF OPERATIONS
           (In thousands, except per share data and ratios)


                            2005                  2004
                          -------- -----------------------------------
For the three months
 ended                    March 31 Dec. 31  Sept. 30 June 30  March 31
                          -------- -------- -------- -------- --------

Interest income           $ 2,593  $ 2,537  $ 2,427  $ 2,321  $ 2,188
Interest expense           (1,046)    (897)    (910)    (956)    (937)
                          -------- -------- -------- -------- --------
 Net interest income        1,547    1,640    1,517    1,365    1,251
Provision for loan losses     (92)       -      (71)    (150)     (85)
Gain (Loss) on sales of
 securities                     -        -       (5)       -       13
Gain on sale of loans          10        -        -        -        -
Noninterest income            131      120      113      115       90
Amortization of
 intangible asset             (57)     (71)      (9)       -        -
Noninterest expense        (1,366)  (1,350)  (1,145)  (1,104)  (1,047)
                          -------- -------- -------- -------- --------
 Net earnings before
  taxes                       173      339      400      226      222
Income tax (expense)
 benefit                      (58)      86        -        -        -
                          -------- -------- -------- -------- --------
   Net earnings           $   115  $   425  $   400  $   226  $   222
                          ======== ======== ======== ======== ========

Earnings per share,
 diluted                  $  0.05  $  0.19  $  0.19  $  0.10  $  0.10
Common and dilutive
 shares, avg.               2,123    2,206    2,157    2,181    2,181

SELECTED RATIOS:
----------------
Net interest margin (1)      3.28%    3.52%    3.52%    3.28%    3.23%
Yield on interest-earning
 assets                      5.50     5.53     5.58     5.59     5.66
Cost of funds                2.51     2.30     2.37     2.58     2.73
Interest rate spread (2)     2.99     3.23     3.21     3.01     2.93
Efficiency ratio (3)        84.76    76.68    70.80    74.59    78.09
Allowance as a percent of
 loans                       0.94     0.95     0.98     0.95     1.01
Net loans as a percent of
 deposits                   86.57    83.79    90.98    99.58    90.96
Annualized net charge-
 offs to loans               0.04     0.08     0.03     0.36     0.06
Annualized noninterest
 income to average
 assets(4)                   0.27     0.25     0.25     0.27     0.22
Annualized noninterest
 expense to average
 assets (5)                  2.75     2.84     2.58     2.56     2.60
Annualized return on
 average assets (6)          0.23     0.71     0.89     0.52     0.55
Annualized return on
 average equity (6)          2.67     8.05     9.86     5.62     5.49

(1) Net interest income, annualized, divided by average interest-earning assets for the period
(2) Difference between the yield on interest-earning assets and the cost of funds
(3) Noninterest expense, excluding intangible asset amortization divided by net interest income and noninterest income, excluding gains and losses on sales of securities and loans
(4) Excludes gains and losses on sales of securities and loans
(5) Excludes intangible asset amortization
(6) Excludes income tax benefit in the quarter ended December 31, 2004. The company did not record income tax expense prior to December 31, 2004

    CONTACT: Ohio Legacy Corp
             L. Dwight Douce or Eric S. Nadeau, 330-263-1955 http://www.ohiolegacycorp.com